Transaction Schedule
From 11-16-99 To 11-29-99

                                            Exec.
Date      Acct ID     Trans    Qty          Price
--------  -------     -----    -------      -------
11-16-99  bamco       sell       5,000      5.4375
11-18-99  bamco       sell       2,700      5.3750
11-18-99  bamco       sell     200,000      5.2500
11-19-99  bamco       sell     500,000      5.1875
11-19-99  bcm         sell         700      5.2500
11-22-99  bcm         sell         613      5.3125